Exhibit 99.1

( BW)(CA-PACER-INTL)(PACR) Pacer International, Inc. Reports 1st Quarter 2003 Results: Diluted earnings per share Up 54 Percent Quarter over Quarter; Plans Refinancing of Existing Indebtedness

Business, Logistics and Transportation Editors

CONCORD, Calif.—(BUSINESS WIRE)—-May 6, 2003—Pacer International, Inc. (Nasdaq:PACR), the non-asset based North American third-party logistics and freight transportation provider, today reported financial results for the three months ended April 4, 2003. In addition, Pacer announced plans to refinance its existing indebtedness.

For the quarter ended April 4, 2003, diluted earnings per share increased to $0.20 from $0.13 in the first quarter of 2002, or 54 percent. Net income doubled from $3.7 million to $7.4 million for the quarter. Income from operations for the first quarter of 2003 increased 19.1 percent to $18.7 million from $15.7 million a year earlier. Net revenues increased 13.6 percent to $94.5 million from $83.2 million in the same quarter of 2002. Additionally, the company had $14.9 million of cash flow from operations and paid down $10.3 million of debt in the quarter.

The Company also announced that it has launched a refinancing of its existing indebtedness. As part of the refinancing plan, Pacer will redeem or repurchase all of its existing 11 3/4% senior subordinated notes and refinance its existing credit facility. Assuming consummation of the refinancing and redemption of the notes given the current market environment, Pacer expects 2004 diluted earnings per share to be approximately $0.10 per share greater than if the planned transactions had not occurred.

Net revenues for Pacer’s wholesale segment, Pacer Stacktrain, which provides double-stack rail transportation services, increased 13.7 percent to $59.9 million from $52.7 million for the quarter. Net revenues for the quarter for the retail segment, Pacer Global Logistics, which provides logistics and supply-chain management services directly to manufacturers and retailers, increased 13.4 percent to $34.6 million from $30.5 million. This improvement was a result of increased business in all retail units, with the largest increase being in its core rail brokerage business.

Interest expense in the first quarter of 2003 decreased 34.7 percent to $6.4 million from $9.8 million in the same quarter of 2002. This was due to reduced debt levels that followed the company’s initial public offering in June 2002 and subsequent additional paydowns of debt in the third and fourth quarters of 2002 and the first quarter of 2003.

“We are encouraged by Pacer International’s continued strong quarter-over-quarter growth in its financial results, which was solid in both our retail and wholesale segments,” said Don Orris, chairman and chief executive officer of Pacer International.

“As a result of our robust cash flow characteristics, we have the ability to refinance our existing indebtedness to bring additional earnings and cash flow to the bottom line,” Orris added.

Furthermore, “The momentum of Pacer’s business is strong and the results reflect the success of focused revenue and profit initiatives put in place last year. We believe these results are especially impressive given the continued sluggishness of the economy.”

CONFERENCE CALL TODAY—Pacer International will hold a

conference call for investors, analysts, business and trade media, and other interested parties at 11:00 AM Eastern Time today (Tuesday, May 6). To participate, please call five minutes early by dialing (888)428-4480 (in USA) and ask for “Pacer 1st Quarter 2003 earnings call.” International callers can dial (612) 288-0318. A digitized replay will be available from May 6 at 6:15 p.m. Eastern Time to May 13 at 11:59 p.m. Eastern Time. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), access code #678694.

ANNUAL MEETING TODAY—Also, the company’s annual shareholders meeting will be held at 1:00 PM Eastern Time today (Tuesday, May 6) at the New York Hilton, 1335 Avenue of the Americas, NY, NY 10019.

ABOUT PACER—Pacer International, a leading non-asset based North American third-party logistics and freight transportation provider, offers a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Its services include wholesale stacktrain services (cost-efficient, two-tiered rail transportation for containerized shipments), and retail trucking, intermodal marketing, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS—This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the Company’s leverage; its dependence upon third parties for equipment and services essential to operate its business; regulatory changes affecting the Company’s industry, operations, products and services; competitive or technological factors affecting the Company’s markets, operations, products and services; shifts in market demand and general economic conditions. In addition, the Company has acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services. There can be no assurance that the businesses that the Company has acquired in the past and may acquire in the future can be successfully integrated. Additional information about factors that could affect the Company’s business is set forth in he Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 2002 annual report on Form 10-K dated March 19, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the Company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

Note to editors: Issued by Steve Potash and Company, tel. 510/865-0800, or steve@potashco.com

Pacer International, Inc.

Consolidated Balance Sheet

($ millions)

April 4, 2003
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$—
Accounts receivable,net	201.5
Prepaid expenses and other	6.5
Deferred income taxes	4.1

Total current assets	212.1

Property and equipment
Property, plant & equipment at cost	95.2
Accumulated depreciation	(39.1)

Property and equipment, net	56.1

Other assets
Intangible assets, net	288.3
Deferred income taxes	33.8
Other assets	11.3

Total other assets	333.4

Total assets	$601.6

Liabilities & Equity
Current liabilities
Current maturities of long-term debt and capital leases	$1.0
Accounts payable and accrued expenses	164.3

Total current liabilities	165.3

Long-term liabilities
Long-term debt and capital leases	245.3
Other	2.7

Total long-term liabilities	248.0

Stockholders’ equity
Common stock	0.4
Paid In capital	270.2
Other	(0.2)
Retained earnings (deficit)	(82.1)
Other accumulated comprehensive income	—

Total stockholders’ equity	188.3

Total liabilities and equity	$601.6

Pacer International, Inc.

Unaudited Consolidated Statement of Operations

($ millions)

	1st Quarter 2003
	Wholesale	Retail	Corp./Elim.	Consolidated
Gross revenues	$212.6	$211.1	$(27.8)	$395.9

Cost of purchased transportation	152.7	176.5	(27.8)	301.4

Net revenues	59.9	34.6	—	94.5
Margin	28.2%	16.4%	0.0%	23.9%

Direct operating expenses	29.5	—	—	29.5
Selling, general & admin. expenses	12.7	28.6	2.8	44.1
Depreciation expense	1.0	1.2	—	2.2

Income from operations	16.7	4.8	(2.8)	18.7

Interest (income) expense	4.7	1.7	—	6.4

Income before income taxes	12.0	3.1	(2.8)	12.3

Income tax	4.8	1.2	(1.1)	4.9

Net income	$7.2	$1.9	$(1.7)	$7.4

Diluted Earnings Per Share				$0.20

Pacer International, Inc.

Unaudited Consolidated Statement of Operations

($ millions)

	1st Quarter
	2003	2002	Variance	%
Segments

Gross Revenues
Wholesale	$212.6	$204.7	$7.9	3.9%
Retail	211.1	204.9	6.2	3.0%
Cons. Entries	(27.8)	(27.2)	(0.6)	-2.2%

Total	395.9	382.4	13.5	3.5%

Net Revenue
Wholesale	59.9	52.7	7.2	13.7%
Retail	34.6	30.5	4.1	13.4%

Total	94.5	83.2	11.3	13.6%

Income from Operations
Wholesale	16.7	11.4	5.3	46.5%
Retail	4.8	4.9	(0.1)	-2.0%
Corporate	(2.8)	(0.6)	(2.2)	-366.7%

Total	$18.7	$15.7	$3.0	19.1%

Pacer International, Inc.

Unaudited Consolidated Statement of Cash Flows

($ in millions)	1st Quarter 2003
Cash Flows from Operating Activities
Net income	$7.4
Adjustments to net income
Depreciation	2.2
Deferred income taxes	4.8
Change in receivables	14.1
Change in other current assets	(1.3)
Change in current liabilities	(8.1)
Other	(4.2)

Net cash provided by operating activities	14.9

Cash Flows from Investing Activities
Capital expenditures	(1.3)
Proceeds from sales of property and equipment	0.1

Net cash used for investing activities	(1.2)

Cash Flows from Financing Activities
Checks drawn in excess of cash balances	(3.6)
Proceeds from issuance of common stock	0.2
Debt, revolver, net and capital lease payments	(10.3)

Net cash used for financing activities	(13.7)

Net change in cash and cash equivalents	—

Cash at beginning of period	—

Cash at end of period	$—

CONTACT:    Pacer International

                        Larry Yarberry, 925/887-1577 (CFO)

                        925/890-9245 (cell)

                        lyarberry@pacerintl.com